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                                                                       Exhibit 3

                         SUNSTONE HOTEL INVESTORS, INC.

                ARTICLES SUPPLEMENTARY CLASSIFYING 250,000 SHARES
                      OF PREFERRED STOCK AS 7.9% CLASS A
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK


            SUNSTONE HOTEL INVESTORS, INC., a corporation organized and existing under the laws of the State of Maryland (the "Company"), and having its principal office in the State of Maryland at c/o The Prentice Hall Corporation System, Inc., 11 East Chase Street, Suite 7-C, Baltimore City, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

            FIRST: Pursuant to the authority expressly vested in the Board of Directors (the "Board") of the Company by Article V, Section 5 of the Company's Amended Articles of Incorporation filed with the Department on September 23, 1994, as amended, (the "Charter") and Section 2-105 of the Maryland General Corporation Law ("MGCL"), the Board has, at a duly called and noticed meeting held on August 1, 1997 at which a quorum of directors was present and acting throughout, adopted resolutions classifying 250,000 authorized but unissued shares of preferred stock of the Company, par value $0.01 per share ("Preferred Stock"), as a separate class of Preferred Stock to be known as "7.9% Class A Cumulative Convertible Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 7.9% Class A Cumulative Convertible Preferred Stock, as set forth in Article SECOND of these Articles Supplementary, and authorizing the issuance of up to 250,000 shares of 7.9% Class A Cumulative Convertible Preferred Stock.

            SECOND: The class of Preferred Stock of the Company created by the resolutions duly adopted by the Board and referred to in these Articles Supplementary shall have the following designation, number of shares, powers, rights, preferences, qualifications, limitations and restrictions, as to dividends, voting rights, conversion, terms and conditions of redemption, liquidation and other terms and conditions.

            1. Designation and Number. A class of Preferred Stock of the Company designated as "7.9% Class A Cumulative Preferred Stock" (the "Class A Preferred Stock") is hereby established. The number of shares of Class A Preferred Stock shall be 250,000.

            2. Maturity. The Class A Preferred Stock has no stated maturity and will not be subject to any sinking fund or a mandatory redemption.

            3. Other Classes or Series of Preferred Stock. The Board is hereby authorized to fix or alter the powers, rights, designations, preferences, qualifications, limitations




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and restrictions granted to or imposed upon additional classes of Preferred
Stock, and the number of shares constituting any such class and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which may be granted to any class of Preferred Stock in Articles Supplementary or to the Class A Preferred Stock ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any class thereof, the powers, rights, designations, preferences, qualifications, limitations and restrictions of any such additional class may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions and these Articles Supplementary, the Board is also authorized to increase or decrease the number of shares of any class (including the Class A Preferred Stock), prior or subsequent to the issue of that class, but not below the number of shares of such class then outstanding. In case the number of shares of any class shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class.

            4. Dividend Provisions. Subject to the rights of classes of Preferred Stock which may from time to time come into existence in compliance with Section 9, the holders of shares of Class A Preferred Stock shall be entitled to receive for each share of Class A Preferred Stock cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Company, at the greater of (i) 7.9% of the Original Class A Issue Price (as defined below) (as adjusted for any stock dividends, combinations or splits with respect to such shares) per share per annum or (ii) the product of the dividend or other distribution paid by the Company for the quarter in question on each share of the Common Stock (including all regular and special dividends and distributions) multiplied by the number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted pursuant to subsection 7(a) below. All such dividends shall be declared and paid quarterly in arrears contemporaneously with payment of the dividends or other distributions on the Common Stock and with the same record date for determining holders entitled to receive such dividend as the corresponding record date on the Common Stock; provided that if no dividends or other distributions are declared and paid on the Common Stock for 150 days, a cash dividend for such quarter will be declared and paid to the holders of shares of Class A Preferred Stock in accordance with clause (i) on such 150th day. The determination of whether the amount of the quarterly dividend on the Class A Preferred Stock will be established pursuant to clause (i) or clause (ii) of this Section 4 will be made for each three-month period ending each March 31, June 30, September 30 or December 31 and the determination of whether clause (i) or clause (ii) is greater shall be made solely on the basis of the dividends paid or to be paid on the Common Stock during such quarterly period. Such dividends shall accrue on each share of Class A Preferred Stock from the initial date of issuance of such share, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have



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been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. If any dividend is not paid when due, interest shall accrue on such unpaid dividend at the rate of 7.9% per annum compounded quarterly from the date that such dividend was due to the date such dividend is paid. Cumulative dividends with respect to a share of Class A Preferred Stock with a record date for payment prior to the Conversion Date or which have accrued and remain unpaid for any prior quarterly dividend period shall, upon conversion of such share to Common Stock, be paid to the holder of such share. Except as provided in the immediately preceding sentence, cumulative dividends with respect to a share of Class A Preferred Stock which are accrued shall, upon conversion of such share to Common Stock, not then or thereafter be paid and shall cease to be accrued, payable and/or in arrears.

            In the event that the Company has failed to pay when due any dividend on the Class A Preferred Stock then, until such dividend has been paid in full, neither the Company nor any corporation, partnership, limited liability company or other entity directly or indirectly controlled by the Company will redeem, purchase or otherwise acquire any shares of Common Stock.

            Any dividend or distribution which is declared by the Company and payable with assets of the Company other than cash shall be governed by the provisions of subsections 7(d)(i) and 7(e), as applicable, of these Articles Supplementary.

            5.    Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of classes of Preferred Stock that may from time to time come into existence in compliance with Section 9, the holders of Class A Preferred Stock shall (unless such shares of Class A Preferred Stock are converted into shares of Common Stock pursuant to Section 7 hereof) be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $100.00 for each outstanding share of Class A Preferred Stock (the "Original Class A Issue Price") (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (ii) an amount equal to accrued but unpaid dividends on each such share to the date of dissolution, liquidation or winding up (collectively, the "Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of classes of Preferred Stock that may from time to time come into existence in compliance with Section 9, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Class A Preferred Stock in proportion to the amount of such stock owned by each such holder.




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                  (b) Upon the completion of the distribution required by
subsection (a) of this Section 5 and any other distribution that may be required with respect to classes of Preferred Stock that may from time to time come into existence in compliance with Section 9, if assets remain in the Company, the holders of the Common Stock of the Company shall receive all of the remaining assets of the Company.

                  (c)(i) For purposes of this Section 5, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (A) the acquisition of a majority of the beneficial voting control of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, in the case of any acquisition of the Company to which the Company is not a party, the holders of a majority of the outstanding shares of Class A Preferred Stock determines otherwise within 15 days of receiving notice of such event or (B) a sale of all or substantially all of the assets of the Company; unless the Company's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                        (ii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value.

                              (A) The method of valuation of securities not
subject to investment letter or other similar restrictions on free marketability covered by subparagraph (B) below shall be as follows:

                                    (1) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                    (2) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                    (3) If there is no active public trading
market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Class A Preferred Stock.

                              (B) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraph (A) (1), (2)



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or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Class A Preferred Stock.

                              (C) The fair market value of any other property or
assets shall be mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Class A Preferred Stock.

                        (iii) In the event the requirements of this subsection 3(c) are not complied with, the Company shall forthwith either:

                              (A) cause such closing to be postponed until such
time as the requirements of this subsection 5(c) have been complied with; or

                              (B) cancel such transaction, in which event the
powers, rights, designations and preferences of the holders of the Class A Preferred Stock shall revert to and be the same as such powers, rights, designations and preferences existing immediately prior to the date of the first notice referred to in subsection 5(c)(iv) below.

                        (iv) The Company shall give each holder of record of Class A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction (in either instance a "Liquidation Notice"). The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Class A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Class A Preferred Stock.

            6.    Redemption.

                  (a) Subject to the rights of classes of Preferred Stock which may from time to time come into existence in compliance with Section 9, on or at any time and from time to time after October 15, 2002 (each a "Class A Redemption Date"), the Company may at any time it may lawfully do so, at the option of the Board, redeem in whole or in part the Class A Preferred Stock by paying in cash therefor an amount per share equal to the Redemption Percentage (as defined below) of the Original Class A Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid



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dividends on such shares (the "Class A Redemption Price"). Any redemption effected pursuant to this subsection (6)(a) shall be made on a pro rata basis among the holders of the Class A Preferred Stock in proportion to the number of shares of Class A Preferred Stock then held by them. As used herein the "Redemption Percentage" shall mean the percentage specified in the following table:

      Redemption Date                           Redemption Percentage (%)

       October 15, 2002 to October 14, 2003            105
       October 15, 2003 to October 14, 2004            104
       October 15, 2004 to October 14, 2005            103
       October 15, 2005 to October 14, 2006            102
       October 15, 2006 to October 14, 2007            101
       October 15, 2007 and thereafter                 100

                  (b) As used herein and in subsections (6)(c) and (d) below, the term "Redemption Date" shall refer to each "Class A Redemption Date" and the term "Redemption Price" shall refer to each "Class A Redemption Price." Subject to the rights of classes of Preferred Stock which may from time to time come into existence in compliance with Section 9, at least thirty (30) but no more than forty-five (45) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Class A Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (6)(c), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Class A Preferred Stock designated for redemption in the Redemption Notice as holders of Class A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of classes of Preferred Stock which may from



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time to time come into existence in compliance with Section 9, if the funds of the Company legally available for redemption of shares of Class A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Class A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Class A Preferred Stock. The shares of Class A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of classes of Preferred Stock which may from time to time come into existence in compliance with Section 9, at any time thereafter when additional funds of the Company are legally available for the redemption of shares of Class A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any Redemption Date but which it has not redeemed.

                  (d) On or prior to each Redemption Date, the Company may deposit the Redemption Price of all shares of Class A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Company that such holder has surrendered his, her or its share certificate to the Company pursuant to subsection (6)(b) above. As of the date of any such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to the holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 5 hereof. Such instructions shall also provide that any monies deposited by the Company pursuant to this subsection (6)(d) for the redemption of shares thereafter converted into shares of the Company's Common Stock pursuant to Section 7 hereof prior to the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any monies deposited by the Company pursuant to this subsection (6)(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board.

            7. Conversion. The holders of the Class A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date or the closing of any



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transaction involving the liquidation, dissolution or winding up of the Company, if any, as may have been fixed in any Redemption Notice or Liquidation Notice with respect to the Class A Preferred Stock, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Class A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Class A Preferred Stock shall be $14.7093; provided, however, if after August 4, 1997 and prior to the filing date of these Articles Supplementary, any event occurs that would result in an adjustment to the Conversion Price if such event occurred after the date of issue, the initial Conversion Price shall be correspondingly adjusted to reflect such change; and provided further, however, that the Conversion Price for the Class A Preferred Stock shall be subject to adjustment as set forth in subsection 7(d) after the date of issuance.

                  (b)   Automatic Conversion.  [Intentionally Omitted]

                  (c) Mechanics of Conversion. Before any holder of Class A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of any transfer agent of the Company for the Class A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred Stock to be converted (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. The holder of record of shares of Class A Preferred Stock on a dividend record date who surrenders such shares for conversion during the period between a dividend record date and the corresponding dividend payment date shall be entitled to receive the dividend on such dividend payment date notwithstanding the prior conversion of such shares.

                  (d) Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations. The Conversion Price of the Class A Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) In the event the Company should at any time or from time to time after the date upon which any shares of Class A Preferred Stock were first issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive



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a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible, exchangeable or exercisable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents"), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Class A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such class shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 7(d)(iii) below.

                        (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Class A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such class shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

                        (iii) In the case of the issuance (whether before, on or after the Purchase Date) of Common Stock Equivalents, the following provisions shall apply for all purposes of subsection 7(d)(i):

                              (A) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

                              (B) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, the Conversion Price of the Class A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual



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issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (C) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Class A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (D) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsection 7(d)(iii)(A) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 7(d)(iii)(B) or (C).

                  (e) Other Distributions. In the event the Company shall declare or otherwise effect a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or Common Stock Equivalents not referred to in subsection 7(d)(i), then, in each such case, the holders of the Class A Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Class A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such dividend or distribution.

                  (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 7 or Section 5), provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In case of any such recapitalization, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Agreement to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock issuable upon conversion of the Class A Preferred Stock which shall be as nearly equivalent as practicable to the adjustments provided for in subsection 7(d).



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                               Page 113 of 139
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                  (g) No Impairment. The Company will not, by amendment of its
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Preferred Stock against impairment.

                  (h)   No Fractional Shares and Certificate as to Adjustments.

                        (i) No fractional shares shall be issued upon the conversion of any share or shares of the Class A Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Class A Preferred Stock will be paid in cash (computed to the nearest cent) based on the fair market value (as defined in subsection 5(c)(ii) above) of the Common Stock. If more than one share of Class A Preferred Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Class A Preferred Stock surrendered at that time by that holder.

                        (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Class A Preferred Stock pursuant to this
Section 7, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such class of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Class A Preferred Stock.

                  (i) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Class A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.


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                               Page 114 of 139

                  (j)   Reservation of Stock Issuable Upon Conversion.

                        (i) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

                        (ii) For the purposes of this subsection 7(j)(i), the number of shares of Common Stock which the Company would be required to deliver upon the conversion of all the outstanding shares of Class A Preferred Stock will be computed as if at the time of the computation all the outstanding shares of Class A Preferred Stock were held by a single holder.

                        (iii) If any shares of Common Stock required to be reserved for purposes of conversion of the Class A Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Company shall in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. The Company will seek to list the shares of Common Stock required to be delivered upon conversion of the Class A Preferred Stock, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of delivery.

                  (k) Taxes. The Company will pay any documentary stamp of similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Class A Preferred Stock; provided, however, that the Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Class A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

                  (l) Notices. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of Class A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.




                                      12

            8.    Voting Rights.

                  (a) Except as required by law or by the provisions of subsections 6(b) and (c), the holders of each share of Class A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Class A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter submitted to a vote of holders of Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Class A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  (b) In the event the Company fails to pay dividends to the holders of Class A Preferred Stock contemporaneously with dividends paid to the holders of Common Stock for two consecutive quarters or, in the event no dividends have been paid or declared on the Common Stock, by the 150th day thereafter, in either event in accordance with Section 2 hereof, then and until such accrued but unpaid dividends shall have been paid in full, the holders of Class A Preferred Stock shall, voting separately as one class, have the exclusive and special right to elect one (1) director to the Board of the Company, provided, however, that if, at such time, the number of directors of the Company, as fixed by the shareholders or the Board of Directors of the Company, is the maximum number permitted by the Charter of the Company, the Company shall use its best efforts to cause its Charter to be amended to increase the maximum number of directors of the Company so as to allow for the election on one (1) director by the holders of the Class A Preferred Stock, and the right of the holders of the Class A Preferred stock to elect one (1) director in such instance will be deferred until such time as the Charter of the Company is amended to appropriately increase the maximum number of directors permitted thereunder. Once all accrued but unpaid dividends on the Class A Preferred Stock shall have been paid in full, the holders of Class A Preferred Stock shall no longer be entitled to a special right to elect a director under this subsection 8(b) but shall instead vote together with the holders of Common Stock in the election of directors in accordance with subsection 8(a) above, and any such director then in office shall be deemed to have resigned effective with such payment. In any election of directors pursuant to this subsection 8(b), each holder of shares of Class A Preferred Stock shall be entitled to one vote for each share of Common Stock into which such holder's Class A Preferred Stock is convertible as determined in accordance with subsection 8(a) above. The special and exclusive voting right of the holders of the Class A Preferred Stock, voting separately as one class, contained in this subsection 8(b) may be exercised either at a special meeting of the holders of Class A Preferred Stock called as provided below, or at any annual or special meeting of the shareholders of the Company, or by unanimous written consent of such holders in lieu of a meeting. The director to be elected by the holders of the Class A Preferred Stock, voting separately as one class, pursuant to this subsection 8(b),



                                      13
shall serve for terms extending from the date of his election and qualification until the earlier of (i) the next succeeding annual meeting of shareholders,
(ii) his successor has been elected and qualified or (iii) all such accrued but unpaid dividends on the Class A Preferred Stock shall have been paid in full.

            (c) If at any time any directorship to be filled by the holders of Class A Preferred Stock, voting separately as one class pursuant to subsection 8(b) above, has been vacant for a period of ten (10) days, the Secretary of the Company shall, upon the written request of the holders of record of shares representing at least ten percent (10%) of the voting power of the Class A Preferred Stock then outstanding, call a special meeting of the holders of Class A Preferred Stock for the purpose of electing the director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the Company. If such meeting shall not be called by the Secretary of the Company within ten (10) days after personal service of said written request on him, then the holders of record of shares representing at least ten percent (10%) of the voting power of the Class A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at the place specified in the notice. Any holder of the Class A Preferred Stock so designated shall have access to the stock books of the Company relating to the Class A Preferred Stock for the purpose of calling a meeting of the shareholders pursuant to these provisions.

            9. Protective Provisions. Subject to the rights of classes of Preferred Stock which may from time to time come into existence in compliance with Section 9, so long as any shares of Class A Preferred Stock are outstanding, the Company shall not (including through a merger or consolidation with another corporation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class A Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock so as to affect adversely the shares;

                  (b) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Class A Preferred Stock;

                  (c) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Class A Preferred Stock with respect to voting, dividends or upon liquidation.

            10. Status of Converted or Redeemed Stock. In the event any shares of Class A Preferred Stock shall be redeemed or converted pursuant to Section 6 or Section 7 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Company.



                                      14

            THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

            FOURTH: The undersigned Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.





                                      15

            IN WITNESS WHEREOF, SUNSTONE HOTEL INVESTORS, INC. has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 13th day of October, 1997.


                                          SUNSTONE HOTEL INVESTORS, INC.

                                              /s/ Kenneth J. Biehl
                                          By:________________________________
                                                  Kenneth J. Biehl,
                                                  Vice President


ATTEST:

     /s/ Roger M. Cohen
By:_________________________
         Roger M. Cohen,
         Assistant Secretary





                                      16




                               Page 119 of 139